JOHN HANCOCK FUNDS II

SUBADVISORY AGREEMENT

AGREEMENT made this 1st  day of January, 2014, between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Standard Life Investments (Corporate Funds) Limited, a Scottish company (the “Subadviser”).  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.                  APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as the investment subadviser to and, subject to the supervision of the Trustees of John Hancock Funds II (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the "Portfolios").  The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or in another writing by the Trust and Adviser.

2.                  SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a.                   Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Portfolios’ investment objectives, investment policies and limitations set forth in the Trust’s registration statement, as amended, or as subsequently amended in writing.  In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolio, the Subadviser will:

i.               obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

ii.             formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies and limitations for each such Portfolio as described in the Trust’s registration statement, as amended, or as subsequently amended in writing;

iii.            take whatever steps are necessary to implement these investment programs by the purchase and sale of securities (including the placing of orders for such purchases and sales), entering into derivative transactions and by managing all cash in the Portfolio;

iv.           manage required collateral levels in connection with the investment and reinvestment of the assets of the Portfolios. The Subadviser will provide instructions to the custodian for the Portfolios (the “Custodian”) to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, Cusip, Sedol, or other numbers that identify the securities to be purchased or sold on behalf of the Portfolio) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to each Portfolio.  The Subadviser will provide reports with respect to its collateral management activities as requested by the Adviser;

v.             regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

vi.           provide assistance with and make recommendations for the fair value of securities held by the Portfolios for which market quotations are not readily available or which may be identified for review from time to time by either the Trust or the Subadviser.

b.                  The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolios (excluding determination of net asset value and fund accounting services).

c.                   The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Portfolios, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments.  The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the most favorable possible price and best execution in the circumstances in all transactions.  Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Portfolios in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio from time to time, but in all cases subject to policies and practices established by the Portfolio and described in the Trust’s registration statement.  Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies

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affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.                  The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules thereunder.

e.                   The Subadviser shall vote proxies relating to the Portfolios’ investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolios and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

f.                    In making investment decisions, the Subadviser shall exercise its discretion upon the information from time to time available to it.  The Subadviser shall act in compliance with all applicable laws, regulations and fiduciary duties relating to insider trading or insider dealing while in possession of material non-public or inside information.

g.                   The Adviser hereby designates and appoints the Subadviser as its and the Portfolios' limited purpose agent and attorney-in-fact, (except as may be required by law or as may be requested by the Subadviser), to make and execute, in the name and on behalf of a Portfolio, all agreements, instruments and other documents and to take all such other action which the Subadviser considers necessary or advisable to carry out its duties hereunder, in all cases subject to policies, procedures, and practices established by, and under the general supervision of, the Trustees and the Adviser. By way of example and not by way of limitation, the Subadviser shall have the power and authority, among other things, to execute such agreements, instruments and documents (including ISDA and other swap and derivative documents), and make such commitments, as may be required in connection with the purchase and sale of such securities or instruments for a Portfolio. The Subadviser shall have no authority under this provision to take any other action on behalf of a Portfolio.  This power-of-attorney is a continuing power-of-attorney and shall remain in full force and effect until revoked by the Adviser or the Trust in writing, but any such revocation shall not affect any transaction initiated prior to receipt by the Subadviser of such notice.

3.                  COMPENSATION OF SUBADVISER

For the services provided to the Portfolios, the Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement payable monthly in arrears on the last business day of each month.  The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect between the parties.  The Adviser is solely responsible for the payment of fees to the Subadviser, and the Subadviser

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agrees to seek payment of its fees solely from the Adviser.  Neither the Trust nor the Portfolios shall have liability for Subadviser’s fee hereunder.

4.                  LIABILITY OF SUBADVISER

Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any loss suffered by the Adviser or Portfolios resulting from its acts or omissions as Subadviser to the Portfolios, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors, officers or employees.

5.                  SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may delegate to any other one or more companies that the Subadviser controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of the Subadviser’s duties under this Agreement, provided in each case the Subadviser will notify the Adviser in writing before entering into such arrangements, the Subadviser will supervise the activities of each such entity and employees thereof, that such delegation will not relieve the Subadviser of any of its duties or obligations under this Agreement and that any such arrangements are entered into in accordance with all applicable requirements of the Investment Company Act and U.S. Securities and Exchange Commission guidance thereunder. The Subadviser shall be responsible for any acts or omissions of such other persons.

6.                  REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.                  DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the later of (i) the date first indicated above or (ii) approval by the Board of Trustees of the Trust, subject to the condition that the Trust’s Board, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Adviser or the Subadviser, and the holders of interests in the Portfolios, shall have approved this Agreement in the manner required by the Investment Company Act.  Unless terminated as provided herein, this Agreement shall remain in full force and effect through and including the second anniversary of the date first indicated above, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of each Portfolio, and (b) the vote of a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.  This Agreement may be

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terminated at any time, without the payment of any penalty, by the Trustees of the Trust, or, with respect to a Portfolio, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days’ written notice to the Portfolio and the other party.  This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

8.                  PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.                   the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.                  the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.                   any change in actual control or senior management of the Subadviser or any change in the portfolio managers of the Portfolios.

9.                  USE OF NAME

The Subadviser agrees not to use the names, or any derivatives of the names “John Hancock,” “John Hancock Advisers, LLC” or the names of any such entities’ affiliates without first obtaining the applicable entity’s express, written consent prior to the use of such name. Notwithstanding the above, the Subadviser may use the name “John Hancock” and the name of a Portfolio in a representative client list and to inform others that the Subadviser manages a Portfolio, provided that such disclosures are consistent with the Portfolio’s registration statement, as amended.

10.              AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the affected Portfolio vote to approve the amendment.

11.              ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

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12.              HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.              NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt.  Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.              SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.              GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

16.              LIMITATION OF LIABILITY

The Agreement and Declaration of Trust of the Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Funds II” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.

17.              CONFIDENTIALITY

a.         All information of or pertaining to the Trust, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Subadviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Portfolios’ holdings and shareholder information (which includes, without

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limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to as “Confidential Information.”

b.         The Subadviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Subadviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.

c.         The Subadviser agrees to treat the Portfolios’ holdings as confidential information in accordance with the Trust’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as such Policy may be amended from time to time, and to prohibit its employees from disclosing or trading while in possession of any such confidential information.

d.         If the Subadviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Subadviser may disclose such Confidential Information to the extent legally required; provided, however, that Subadviser shall (i) first notify the Trust of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Trust’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information.  In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information.  Nothing herein shall require Subadviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

18.              CONSULTATION WITH SUBADVISERS TO OTHER FUND PORTFOLIOS

As required by Rule 17a- 10 under the Investment Company Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

1.      other subadvisers to a Portfolio;

2.      other subadvisers to a Trust portfolio; and

3.      other subadvisers to a portfolio under common control with a Portfolio.

19.              COMPLIANCE

In managing the investments of and determining the composition of the assets of the Portfolio and in performing its other services and obligations hereunder, the Subadviser shall: (i) comply with the investment objectives, policies and restrictions of the Portfolio as set forth in the registration statement of the Portfolio, as from time to time amended or supplemented; (ii) comply with all policies, guidelines, instructions and procedures approved by the Board or the Adviser with respect to the Portfolio and furnished to the Subadviser; (iii) comply with all applicable requirements of the Investment Advisers Act, the Investment Company Act and the

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rules and regulations under each thereof, as the same may be amended from time to time; (iv) work collaboratively with the Adviser to cause the Portfolio to comply with (a) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (for so long as the Portfolio seeks to qualify as a regulated investment company under the Code) and (b) the diversification requirements under Subchapter L of the Code; and (v) comply with all other applicable law, rules and regulations.  In addition, the Subadviser shall maintain compliance procedures for the Portfolio that the Subadviser reasonably believes are adequate to ensure its and the Portfolio’s compliance with the foregoing.

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act.  Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Subadviser by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) documentation of any formal review of the Subadviser’s Compliance Policies and (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Portfolios including, but not limited to, any material violation of the Compliance Policies or of the Subadviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Portfolios to comply with Rule 38a-1 under the Investment Company Act. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program as may be reasonably requested by the Portfolios, the Portfolios’ Chief Compliance Officer, or his or her authorized representative.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

                                                                  JOHN HANCOCK ADVISERS, LLC

                                                                  By:    /s/ Leo Zerilli

                                                                  Name:  Leo Zerilli

                                                                  Title:     Senior Vice President and

                                                                              Chief Investment Officer

                                                                  STANDARD LIFE INVESTMENTS (CORPORATE FUNDS) LIMITED

                                                                  By:    William Littleboy

                                                                  Name:     William Littleboy

                                                                  Title:        Chief Risk Officer

                                                                  By:    /s/ David John Burns

                                                                  Name:     David John Burns

                                                                  Title:        Company Secretary

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APPENDIX A

            The Subadviser shall serve as investment subadviser for the Portfolio of the Trust listed below.  The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

Portfolio	First $200 Million of Aggregate Net Assets*	Next $300 Million of Aggregate Net Assets*	Next $2.5 Billion of Aggregate Net Assets*	Excess over $3.0 Billion of Aggregate Net Assets*
Global Absolute Return Strategies Fund	%	%	%[1]	%[2]

1 If aggregate net assets exceed $500 million, but are less than or equal to $3.0 billion, the rate applies retroactively to all assets at or below $3.0 billion.

2 If aggregate net assets exceed $3.0 billion, the following rates apply: % on the first $3.0 billion of assets and % on assets in excess of $3.0 billion.

* The term Aggregate Net Assets includes the net assets of a Portfolio managed by the Subadviser.  It also includes the net assets of one or more other portfolios of the Trust or other portfolios managed by the Subadviser, as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)
Global Absolute Return Strategies Fund	Not Applicable

            The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio.  The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

            If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.